Exhibit 13.2

Consolidated Income

(unaudited)	Three months ended September 30		Nine months ended September 30
(millions of dollars)	2005	2004	2005	2004

Revenues	1,491	1,307	4,342	4,007

Operating Expenses
Cost of sales	290	215	800	706
Other costs and expenses	466	379	1,310	1,152
Depreciation	247	236	750	700
	1,003	830	2,860	2,558

Operating Income	488	477	1,482	1,449

Other (Income)/Expenses
Financial charges	210	220	626	638
Financial charges of joint ventures	14	15	46	45
Equity income	(105)	(39)	(163)	(156)
Interest income and other	(22)	(33)	(50)	(58)
Gain related to PipeLines LP	—	—	(82)	—
Gains related to Power LP	(245)	—	(245)	(197)
Gain related to Millennium	—	—	—	(7)
	(148)	163	132	265

Income from Continuing Operations before Income Taxes and Non-Controlling Interests	636	314	1,350	1,184

Income Taxes
Current	189	99	429	329
Future	12	17	38	38
	201	116	467	367

Non-Controlling Interests	1	—	7	6
Net Income from Continuing Operations	434	198	876	811
Net Income from Discontinued Operations	—	52	—	52
Net Income	434	250	876	863

Preferred Share Dividends	6	6	17	17
Net Income Applicable to Common Shares	428	244	859	846

Net Income Applicable to Common Shares
Continuing operations	428	192	859	794
Discontinued operations	—	52	—	52
	428	244	859	846

See accompanying notes to the consolidated financial statements.

Consolidated Cash Flows

(unaudited)	Three months ended September 30		Nine months ended September 30
(millions of dollars)	2005	2004	2005	2004

Cash Generated From Operations
Net income from continuing operations	434	198	876	811
Depreciation	247	236	750	700
Gain related to PipeLines LP, net of current tax expense (Note 5)	—	—	(31)	—
Gains related to Power LP, net of current tax expense (Note 5)	(166)	—	(166)	(197)
Gain related to Millennium, net of current tax expense	—	—	—	(7)
Equity income in excess of distributions received	(52)	(29)	(78)	(119)
Pension funding lower than/(in excess of) expense	12	(22)	(5)	(21)
Future income taxes	12	17	38	38
Non-controlling interests	1	—	7	6
Other	2	(14)	(16)	(28)
Funds generated from operations	490	386	1,375	1,183
Decrease/(increase) in operating working capital	89	133	(129)	51
Net cash provided by operations	579	519	1,246	1,234

Investing Activities
Capital expenditures	(166)	(97)	(409)	(291)
Acquisitions, net of cash acquired	—	(49)	(632)	(63)
Disposition of assets	523	—	676	408
Deferred amounts and other	(44)	(11)	(97)	(27)
Net cash provided by/(used in) investing activities	313	(157)	(462)	27

Financing Activities
Dividends	(154)	(152)	(454)	(442)
Advances from parent	—	—	(75)	—
Notes payable repaid, net	(696)	(66)	(163)	(367)
Long-term debt issued	—	—	799	665
Reduction of long-term debt	(5)	(9)	(941)	(510)
Non-recourse debt of joint ventures issued	4	60	9	147
Reduction of non-recourse debt of joint ventures	(9)	(8)	(30)	(20)
Partnership units of joint ventures issued	—	—	—	88
Common shares issued	—	—	80	—
Net cash used in financing activities	(860)	(175)	(775)	(439)

Effect of Foreign Exchange Rate Changes on Cash and Short-Term Investments	(12)	(58)	10	(55)

Increase in Cash and Short-Term Investments	20	129	19	767

Cash and Short-Term Investments
Beginning of period	186	975	187	337

Cash and Short-Term Investments
End of period	206	1,104	206	1,104

Supplementary Cash Flow Information
Income taxes paid	101	77	408	329
Interest paid	214	193	642	586

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheet

(millions of dollars)	September 30, 2005 (unaudited)	December 31, 2004

ASSETS
Current Assets
Cash and short-term investments	206	187
Accounts receivable	574	627
Inventories	241	174
Other	302	120
	1,323	1,108
Long-Term Investments	850	840
Plant, Property and Equipment	18,566	18,704
Other Assets	1,378	1,459
	22,117	22,111

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable	383	546
Accounts payable	1,171	1,215
Accrued interest	222	214
Current portion of long-term debt	379	766
Current portion of non-recourse debt of joint ventures	71	83
	2,226	2,824
Deferred Amounts	962	783
Long-Term Debt	9,781	9,713
Future Income Taxes	571	509
Non-Recourse Debt of Joint Ventures	626	779
Preferred Securities	534	554
	14,700	15,162

Non-Controlling Interests	74	76

Shareholders’ Equity
Preferred shares	389	389
Common shares	4,712	4,632
Contributed surplus	273	270
Retained earnings	2,067	1,653
Foreign exchange adjustment	(98)	(71)
	7,343	6,873
	22,117	22,111

See accompanying notes to the consolidated financial statements.

Consolidated Retained Earnings

(unaudited) (millions of dollars)	Nine months ended September 30
	2005	2004

Balance at beginning of period	1,653	1,185
Net income	876	863
Preferred share dividends	(17)	(17)
Common share dividends	(445)	(421)
	2,067	1,610

See accompanying notes to the consolidated financial statements.

Notes to Consolidated Financial Statements

(Unaudited)

1.              Significant Accounting Policies

The consolidated financial statements of TransCanada PipeLines Limited (TCPL or the company) have been prepared in accordance with Canadian generally accepted accounting principles (GAAP).  The accounting policies applied are consistent with those outlined in TCPL’s restated audited consolidated financial statements for the year ended December 31, 2004 except as stated below.  These consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods.  These consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the restated 2004 audited consolidated financial statements.  Amounts are stated in Canadian dollars unless otherwise indicated.  Certain comparative figures have been reclassified to conform with the current period’s presentation.

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions.  In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the company’s significant accounting policies.

2.              Accounting Change

Financial Instruments – Disclosure and Presentation

Effective January 1, 2005,  the company adopted the provisions of the Canadian Institute of Chartered Accountants amendment to the existing Handbook Section “Financial Instruments – Disclosure and Presentation” which provides guidance for classifying certain financial instruments that embody obligations that may be settled by issuance of the issuer’s equity shares as debt when the instrument does not establish an ownership relationship.  In accordance with this amendment, TCPL reclassified the non-controlling interest component of preferred securities as long-term debt.

This accounting change was applied retroactively with restatement of prior periods.  The impact of this change on TCPL’s net income in third quarter 2005 and prior periods was nil.

The impact of the accounting change on the company’s consolidated balance sheet as at December 31, 2004 is as follows.

(unaudited - millions of dollars)	Increase/(Decrease)
Deferred Amounts (1)	135
Preferred Securities	535
Non-Controlling Interest
Preferred securities of subsidiary	(670)
Total Liabilities and Shareholders’ Equity	—

(1) Regulatory deferral

3.              Segmented Information

Three months ended September 30	Gas Transmission		Power		Corporate		Total
(unaudited - millions of dollars)	2005	2004	2005	2004	2005	2004	2005	2004
Revenues	1,039	945	452	362	—	—	1,491	1,307
Cost of sales	—	—	(290)	(215)	—	—	(290)	(215)
Other costs and expenses	(358)	(293)	(107)	(86)	(1)	—	(466)	(379)
Depreciation	(236)	(218)	(11)	(18)	—	—	(247)	(236)
Operating income/(loss)	445	434	44	43	(1)	—	488	477
Financial charges and non-controlling interests	(183)	(198)	—	(3)	(34)	(25)	(217)	(226)
Financial charges of joint ventures	(14)	(14)	—	(1)	—	—	(14)	(15)
Equity income	6	10	99	29	—	—	105	39
Interest income and other	8	1	2	6	12	26	22	33
Gains related to Power LP	—	—	245	—	—	—	245	—
Income taxes	(114)	(99)	(98)	(23)	11	6	(201)	(116)
Continuing Operations	148	134	292	51	(12)	7	428	192
Discontinued Operations							—	52
Net Income Applicable to Common Shares							428	244

Nine months ended September 30	Gas Transmission		Power		Corporate		Total
(unaudited - millions of dollars)	2005	2004	2005	2004	2005	2004	2005	2004

Revenues	3,066	2,842	1,276	1,165	—	—	4,342	4,007
Cost of sales	—	—	(800)	(706)	—	—	(800)	(706)
Other costs and expenses	(988)	(876)	(318)	(273)	(4)	(3)	(1,310)	(1,152)
Depreciation	(701)	(645)	(49)	(55)		—	(750)	(700)
Operating income/(loss)	1,377	1,321	109	131	(4)	(3)	1,482	1,449
Financial charges and non-controlling interests	(552)	(587)	(2)	(7)	(96)	(67)	(650)	(661)
Financial charges of joint ventures	(41)	(43)	(5)	(2)	—	—	(46)	(45)
Equity income	21	31	142	125	—	—	163	156
Interest income and other	21	6	5	11	24	41	50	58
Gain related to PipeLines LP	82	—	—	—	—	—	82	—
Gains related to Power LP	—	—	245	197	—	—	245	197
Gain related to Millennium	—	7	—	—	—	—	—	7
Income taxes	(384)	(306)	(130)	(90)	47	29	(467)	(367)
Continuing Operations	524	429	364	365	(29)	—	859	794
Discontinued Operations							—	52
Net Income Applicable to Common Shares							859	846

Total Assets

(millions of dollars)	September 30, 2005 (unaudited)	December 31, 2004
Gas Transmission	17,781	18,410
Power	3,427	2,802
Corporate	909	899
	22,117	22,111

4.              Risk Management and Financial Instruments

The following represents the material changes to the company’s financial instruments since December 31, 2004.

Energy Price Risk Management

The company executes power, natural gas and heat rate derivatives for overall management of its asset portfolio.  Heat rate contracts are contracts for the sale or purchase of power that are priced based on a natural gas index.  The fair values and notional volumes of the swap, option, future and heat rate contracts are shown in the tables below.  In accordance with the company’s accounting policy, each of the derivatives in the table below is recorded on the balance sheet at its fair value at September 30, 2005 and December 31, 2004.

Power

		September 30, 2005 (unaudited)	December 31, 2004
Asset/(Liability)	Accounting	Fair	Fair
(millions of dollars)	Treatment	Value	Value

Power - swaps
(maturing 2005 to 2011)	Hedge	(123)	7
(maturing 2005 to 2010)	Non-hedge	19	(2)
Gas - swaps, futures and options
(maturing 2005 to 2016)	Hedge	(13)	(39)
(maturing 2005 to 2008)	Non-hedge	(16)	(2)
Heat rate contracts
(maturing 2005 to 2006)	Hedge	—	(1)

Notional Volumes
September 30, 2005	Accounting	Power (GWh)		Gas (Bcf)
(unaudited)	Treatment	Purchases	Sales	Purchases	Sales

Power - swaps
(maturing 2005 to 2011)	Hedge	911	6,366	—	—
(maturing 2005 to 2010)	Non-hedge	1,206	220	—	—
Gas - swaps, futures and options
(maturing 2005 to 2016)	Hedge	—	—	80	71
(maturing 2005 to 2008)	Non-hedge	—	—	26	21
Heat rate contracts
(maturing 2005 to 2006)	Hedge	—	44	—	—

Notional Volumes	Accounting	Power (GWh)		Gas (Bcf)
December 31, 2004	Treatment	Purchases	Sales	Purchases	Sales

Power - swaps	Hedge	3,314	7,029	—	—
	Non-hedge	438	—	—	—

Gas - swaps, futures and options	Hedge	—	—	80	84
	Non-hedge	—	—	5	8

Heat rate contracts	Hedge	—	229	2	—

5.              Dispositions

PipeLines LP

In March and April 2005, TCPL sold 3,547,200 common units of TC PipeLines, LP (PipeLines LP) for net proceeds to the company of approximately $153 million and an after-tax gain of $49 million.  The net gain was recorded in the Gas Transmission segment and the company recorded a $33 million tax charge, including $51 million of current income tax expense, on this transaction. Subsequent to these transactions, TCPL continues to own a 13.4 per cent interest in PipeLines LP represented by the general partner interest of 2.0 per cent as well as an 11.4 per cent limited partner interest.

Power LP

On August 31, 2005,  TCPL closed the sale of its interest in TransCanada Power, L.P. (Power LP) to EPCOR for net proceeds of $523 million. In third quarter 2005, TCPL realized an after-tax gain of $193 million from this sale. The net gain was recorded in the Power segment and the company recorded a $52 million tax charge, including $79 million of current income tax expense, on this transaction. EPCOR’s acquisition includes 14.5 million limited partnership units of Power LP, representing 30.6 per cent of the outstanding units; 100 per cent ownership of the General Partner of Power LP; and the management and operations agreements governing the ongoing operation of Power LP’s generation assets.  Following the close of the transaction, the name of the partnership changed from TransCanada Power, L.P. to EPCOR Power L.P. (the Partnership).

Effective upon the closing of the sale, TCPL was no longer the general partner of the Partnership and TCPL and its affiliates ceased to own Partnership units.  In addition, approximately 100 TCPL employees, who provided management, operations and maintenance services under the contract to the Partnership, became EPCOR employees.

6.              Employee Future Benefits

The net benefit plan expense for the company’s defined benefit pension plans and other post-employment benefit plans for the three and nine months ended September 30 is as follows.

Three months ended September 30, 2005	Pension Benefit Plans		Other Benefit Plans
(unaudited - millions of dollars)	2005	2004	2005	2004
Current service cost	7	7	—	1
Interest cost	16	14	1	1
Expected return on plan assets	(16)	(14)	—	—
Amortization of transitional obligation related to regulated business	—	—	1	1
Amortization of net actuarial loss	5	3	—	1
Amortization of past service costs	1	1	—	—
Net benefit cost recognized	13	11	2	4

Nine months ended September 30, 2005	Pension Benefit Plans		Other Benefit Plans
(unaudited - millions of dollars)	2005	2004	2005	2004
Current service cost	22	21	1	2
Interest cost	48	42	4	4
Expected return on plan assets	(48)	(41)	—	—
Amortization of transitional obligation related to regulated business	—	—	2	2
Amortization of net actuarial loss	13	9	1	2
Amortization of past service costs	2	2	—	—
Net benefit cost recognized	37	33	8	10

7.              Subsequent Events

Bruce Power L.P.

On October 17, 2005, TCPL announced that Bruce Power L.P. (Bruce Power) and the Ontario Power Authority (OPA), entered into a long-term agreement whereby Bruce Power will refurbish and restart the currently idle Units 1 and 2, extend the operating life of Unit 3 by replacing its steam generators and fuel channels when required and replace the steam generators on Unit 4.  Bruce Power’s capital program for the restart and refurbishment work is expected to total approximately $4.25 billion and TCPL’s approximate $2.125 billion share will be financed through capital contributions over the period from 2005 to 2011.  As a result of the agreement between Bruce Power and the OPA, and Cameco Corporation’s decision not to participate in the restart and refurbishment program, a new partnership has been created.

The new Bruce Power A Limited Partnership (BALP) will sublease the Bruce A facilities, which are comprised of Units 1 to 4, from Bruce Power. The effect of these transactions is that TCPL and BPC Generation Infrastructure Trust each incurred a net cash outlay of approximately $100 million and each owns a 47.4 per cent interest in BALP.  The remaining 5.2 per cent is owned by the Power Worker’s Union and The Society of Energy Professionals.  The day-to-day operations of the Bruce facility will be unaffected by the formation of BALP and TCPL continues to own 31.6 per cent of the Bruce B facilities (Units 5 to 8).  As a result of reorganizing Bruce Power, TCPL expects to proportionately consolidate its investment in both Bruce Power and BALP, on a prospective basis from closing.  The agreement and above transactions were completed October 31, 2005 with the receipt of a favourable tax ruling from the Canada Revenue Agency.

TCPL welcomes questions from shareholders and potential investors.  Please telephone:

Investor Relations, at 1-800-361-6522 (Canada and U.S.  Mainland) or direct dial David Moneta at (403) 920-7911.  The investor fax line is (403) 920-2457.  Media Relations: Kurt Kadatz/Jennifer Varey at (403) 920-7859

Visit TCPL’s Internet site at: http://www.transcanada.com